Exhibit 99.1
Vishay Intertechnology Closes Offering of $275 Million of
2.25% Convertible Senior Debentures
MALVERN, PA – November 9, 2010 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced the closing of its offering of $275 million principal amount of 2.25% convertible senior debentures due 2040. The debentures were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
Interest will be payable on the debentures semi-annually at a rate of 2.25% per annum. In addition to ordinary interest, beginning on November 15, 2020, contingent interest will accrue in certain circumstances relating to the trading price of the debentures and under certain other circumstances. The debentures will be initially convertible, subject to certain conditions, into cash, shares of Vishay’s common stock or a combination thereof, at Vishay’s option, at an initial conversion rate of 72.0331 shares of common stock per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $13.88 per share. This initial conversion price represents a premium of 12.5% to the closing price of Vishay’s common stock on November 3, which was $12.34 per share.
Vishay may not redeem the debentures prior to November 20, 2020, except in connection with certain tax-related events. On or after November 20, 2020 and prior to the maturity date, Vishay may redeem for cash all or part of the debentures at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of Vishay’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which Vishay provides notice of redemption.
Under the terms of Vishay’s credit facility, Vishay was required to apply an amount equal to 50% of the net cash proceeds from this offering to prepay the outstanding amount under its term loan (of which $75 million was outstanding prior to the closing), and once the outstanding amount is reduced to zero, to repay the outstanding amount under the its revolving loan (of which $125 million was outstanding prior to the closing). The repayment of the outstanding revolving loan did not reduce the lenders’ revolving credit commitment, and the amount repaid was reborrowed. Simultaneous with the repayment of the amounts outstanding under the credit facility, Vishay used the remaining net proceeds from this offering, together with new net borrowings under its revolving credit facility and cash on hand, to repurchase approximately 21.72 million shares of Vishay’s common stock for an aggregate purchase price of approximately $275 million.
At the direction of its Board of Directors, Vishay intends, upon conversion, to repay the principal amount of the Debentures in cash and settle any additional amounts in shares. At the current time, Vishay’s credit facility does not allow for cash settlement for any portion of the debentures, but Vishay intends to amend or otherwise revise its credit facility to allow for such net share settlements prior to any Debentures being converted. There is no assurance, however, that Vishay will be able to amend its credit facility, and accordingly, no assurance that Vishay will be able to settle conversions on a net share settlement basis.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, market conditions, potential fluctuations in Vishay’s stock price, and other risks described in Vishay’s Annual Report on Form 10-K for the year ended December 31,

2009. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior Yahalomi
Executive Vice President – Chief Financial Officer
(610) 644-1300